EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Gilat Satellite Networks Ltd. 2008 Share Incentive Plan for an aggregate of 1,000,000 shares to be filed in March 2013, of our report dated April 2, 2012, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
Certified Public Accountants
(A member of Ernst & Young Global)

Tel Aviv, Israel
March 4, 2013